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                                                                  EXHIBIT (e)(6)

              Smith Barney Institutional Cash Management Fund, Inc.

                               Servicing Agreement

         Gentlemen:

         Smith Barney Institutional Cash Management Fund, Inc. (the "Fund") wishes to enter into this Servicing Agreement with you concerning the provision of administrative support services to your clients ("Clients") who may from time to time beneficially own shares of the Fund.

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. You agree to provide administrative support services to Clients who may from time to time beneficially own shares of the Fund, which services may include, without limitation: (i) establishing and maintaining accounts and records related to Clients that invest in shares of the Fund; (ii) processing dividend and distribution payments from the Fund on behalf of Clients; (iii) providing information periodically to Clients showing their positions in shares of the Fund and integrating such statements with those of other transactions and balances in Clients' other accounts serviced by you; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by you; (vi) responding to routine inquiries from Clients concerning their investment in shares of the Fund; (vii) providing subaccounting with respect to shares beneficially owned by Clients or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with the Fund's service contractors;
         (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in shares of the Fund pursuant to specific or pre-authorized instructions; and (xi) providing such other services as the Fund may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

         Section 3. Neither you nor any of your offices, employees or agents are authorized to make any representation concerning the shares of the Fund except those contained in the then current Prospectus and Statement of Additional Information for the Fund, copies of which will be supplied by the Fund to you, or in such supplemental literature or advertising as may be authorized by the Fund in writing.

         Section 4. For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for the Fund in any matter or in any respect. You and your employees will, upon request, be available during normal business hours to consult with the Fund or its designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration of the services and facilities provided by you hereunder, the Fund will pay to you, and you will accept as full payment therefor, the fees described in the Fund's relevant Prospectus and Statement of Additional Information. Such fees will be computed daily and payable quarterly. The Fund may, in its discretion and without notice, suspend or withdraw the sale of shares of the Fund, including the sale of shares of the Fund to you for the account of any Client.

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         Section 6. You will furnish the Fund with such information as may reasonably be requested by the Fund's Board of Directors with respect to the fees paid to you pursuant to this Agreement.

         Section 7. The Fund may enter into other similar Servicing Agreements with any other person or persons without your consent.

         Section 8. Unless sooner terminated, this Agreement will continue until the last day of the calendar year next following the date of execution, and thereafter will continue automatically for successive annual periods.

         This Agreement is terminable, without penalty, at any time, by vote of a majority of the Fund's Directors who are not interested persons (as defined in the Investment Company Act of 1940, as amended (the "Act") of the Fund and have no direct or indirect financial interest in this Agreement or by vote of a majority of the outstanding securities of the Fund or any class or series thereof. This Agreement is also terminable without penalty upon 15 days notice by either party and will terminate automatically in the event of its assignment (as defined in the Act).

         Section 9. All notices and other communications to either you or the Fund will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

         Section 10. This Agreement will be construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws. Please confirm your agreement hereto by signing and returning a copy of this Agreement to Smith Barney Institutional Cash Management Fund, Inc., 125 Broad Street, New York, NY 10004,
         Attention: Secretary of the Fund.

         Very truly yours,

         Smith Barney Institutional Cash Management Fund, Inc.


         By_________________________________________
         (Authorized officer)

         Date: ________________________________________



         Accepted and Agreed to:

           --------------------------------------------
         (Shareholder Organization)

         By: ___________________________________________
         (Authorized officer)

         Address________________________________________

         City___________________________________________

         State__________________ Zip Code_________________

         Date: __________________________________________